UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZIOPHARM Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One First Avenue, Parris Building 34, Navy Yard Plaza, First Floor

Boston, Massachusetts 02129

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 17, 2015

Annual Meeting

This Supplement to Notice of Annual Meeting of Stockholders, or this Supplement, provides updated information with respect to the 2015 Annual Meeting of Stockholders, or the Annual Meeting, of ZIOPHARM Oncology, Inc., or the Company, to be held on Wednesday, June 17, 2015, at 10:00 a.m., local time at the Company’s principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, First Floor, Boston, Massachusetts 02129 for purposes set forth in the Notice of Annual Meeting of Stockholders dated April 30, 2015, or the Notice.

The Notice, proxy statement dated April 30, 2015, or the Proxy Statement, and proxy card were mailed on or about May 1, 2015 to all stockholders entitled to vote at the Annual Meeting. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Notice, Proxy Statement and proxy card remain accurate and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On May 11, 2015, Jonathan Lewis, M.D., Ph.D. resigned from the Company’s Board of Directors, or the Board, and notified the Board that he has withdrawn his name for nomination for re-election at the Annual Meeting. Dr. Lewis’ decision to resign and not stand for re-election was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Dr. Lewis had previously served as the Company’s Chief Executive Officer from September 2005 until May 5, 2015, when the Company appointed Laurence James Neil Cooper, M.D., Ph.D. to serve as the Company’s Chief Executive Officer.

With Dr. Lewis’ resignation, the Company currently has one vacant position on the Board. The Board has determined not to nominate a new nominee for election at the Annual Meeting to fill the vacancy created by Dr. Lewis’ resignation and therefore 5, rather than 6 directors will be nominated for election at the Annual Meeting. Each of the 5 nominees is named in the Proxy Statement.

In addition, Timothy McInerney, who has served as a director since 2005, was not nominated for re-election and his term as a director will expire at the Annual Meeting. Assuming that all nominees are elected at the Annual Meeting, we will have two vacancies on our Board following the Annual Meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors or may be elected by a plurality of the stockholder votes cast. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term or until the director’s successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. Our Board may appoint a director to fill a vacancy on the Board at any time following the Annual Meeting.

Election of Directors

Proposal No. 1. for the Annual Meeting consists of the election of directors, to serve until our 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Because Dr. Lewis resigned from the Board on May 11, 2015 and will no longer stand for re-election, shares represented by proxy voting forms received by the Company will be voted for the remaining 5 nominees as instructed on the proxy card and will not be voted for Dr. Lewis. The following are the Board’s nominees for election as directors:

Nominee’s Name	Position(s) with the Company	Year First Became a Director	Year Proposed Term Will Expire
Sir Murray Brennan, M.D., GNZM	Lead Director	2005	2016
James A. Cannon	Director	2005	2016
Senator Wyche Fowler, Jr.	Director	2005	2016
Randal J. Kirk	Director	2011	2016
Michael Weiser, M.D., Ph.D.	Director	2005	2016

Biographical information with respect to all nominees and share ownership information with respect to all nominees is set forth in the Proxy Statement under the captions “Proposal No. 1. Election of Directors” and “Stock Ownership.”

Appointment of Laurence James Neil Cooper, M.D., Ph.D., as Chief Executive Officer

On May 5, 2015, the Company entered into an employment agreement, or the Employment Agreement, with Laurence James Neil Cooper, M.D., Ph.D., age 50, governing the terms of Dr. Cooper’s employment as the Company’s new Chief Executive Officer for an indefinite term. As contemplated by the Employment Agreement, Dr. Cooper’s employment with the Company commenced May 5, 2015 and he was appointed an executive officer of the Company effective upon such date. Dr. Cooper brings extensive experience in pioneering the development of adoptive cellular therapies in the field of oncology and translating immunology into clinical practice.

Prior to joining the Company, Dr. Cooper led the Pediatric Cell Therapy service (formally named the BMT program) at the University of Texas M.D. Anderson Cancer Center, or MD Anderson, where he had worked since 2006. In addition to caring for children, adolescents and young adults undergoing autologous and allogeneic hematopoietic stem-cell transplantation, referred to as HSCT, at MD Anderson, he ran a laboratory translating immunology into clinical practice. His program had multiple investigator-initiated trials that infuse T cells and NK cells to target malignancies. Dr. Cooper obtained his BA at Kenyon College in Gambier, Ohio and M.D. and Ph.D. degrees at Case Western Reserve University in Cleveland before training in Pediatric Oncology and Bone Marrow Transplantation, or BMT, at the Fred Hutchinson cancer Research Center in Seattle.

Under the Employment Agreement, Dr. Cooper will receive an initial annual base salary of $500,000, which is subject to review by the Board or its Compensation Committee, at least annually. In addition, Dr. Cooper will be eligible to receive an annual performance bonus for each calendar year at the end of which he remains employed by the Company, including, on a pro-rated basis, for 2015. The target amount of the performance bonus will be equal to 200% of Dr. Cooper’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Board of Directors or the Compensation Committee. Dr. Cooper is eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. Dr. Cooper will also receive a one-time sign-on bonus of $1,000,000, referred to as the Sign-On Bonus; provided, that in the event that his employment is terminated for Cause (as defined in the Employment Agreement) or he resigns without Good Reason (as defined in the Employment Agreement), Dr. Cooper shall be required to repay the Sign-On Bonus, provided, that Dr. Cooper’s obligation to repay the Sign-On Bonus shall be reduced by one twelfth for each full month of employment that he completes prior to such termination or resignation. The Company is required to reimburse Dr. Cooper for all normal, usual and necessary expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses and the ordinary and necessary expenses incurred in connection with his commute and relocation from Houston, Texas to the Philadelphia or Boston metropolitan area (as applicable).

On May 5, 2015, upon the commencement of his employment and pursuant to the Employment Agreement, the Company granted Dr. Cooper an award of 1,000,000 shares of restricted common stock of the Company, vesting one third annually starting with the first anniversary of the date of grant, subject to Dr. Cooper’s continued employment with the Company through each applicable vesting date. Such restricted stock is subject to accelerated vesting in circumstances described in the following paragraph. Such restricted stock grant will be governed by the Company’s 2012 Equity Incentive Plan and the standard form of restricted stock agreement adopted thereunder.

If (i) Dr. Cooper is terminated by the Company for a reason other than death, disability or “Cause” (as defined in the Employment Agreement) or (ii) Dr. Cooper resigns for “Good Reason” (as defined in the Employment Agreement), then Dr. Cooper will be entitled to receive continuing payments of his then-current base salary for a period of twelve months, payment of a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined based on our Board’s evaluation of Dr. Cooper’s performance in such year), payment of the Company’s portion of the contributions for medical and dental insurance coverage for twelve months, and accelerated vesting of Dr. Cooper’s restricted stock through the next scheduled vesting date immediately following the effective date of his termination. Any unvested awards of restricted stock held by Dr. Cooper shall be deemed to have expired as of his employment termination date. In the case of a termination for a reason other than death, disability or “Cause,” or resignation for “Good Reason,” in either case that occurs within 90 days prior to and in connection with a “Change of Control” (as defined in the Employment Agreement) or within 18 months after the occurrence of a “Change of Control,” then, in addition to the foregoing severance payments, all unvested restricted stock held by Dr. Cooper at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date and in lieu of the pro-rata bonus described above, the Company will pay Dr. Cooper the full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Concurrently with the entry into the Employment Agreement, the Company and Dr. Cooper entered into the Company’s standard form of indemnification agreement.

Dr. Cooper has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

On January 13, 2015, we, together with Intrexon Corporation, or Intrexon, entered into our previously disclosed license agreement with MD Anderson, which we refer to as the MD Anderson License. Pursuant to the MD Anderson License, we and Intrexon hold an exclusive, worldwide license to certain technologies owned and licensed by MD Anderson including technologies relating to novel CAR-T cell therapies arising from the laboratory of Dr. Cooper, who was then a professor of pediatrics at MD Anderson, as well as either co-exclusive or non-exclusive licenses under certain related technologies. Pursuant to the terms of the MD Anderson License, MD Anderson received consideration of $50 million in shares of our common stock (or 10,124,561 shares) and $50 million in shares of Intrexon’s common stock, in each case based on a trailing 20-day volume-weighted average of the closing price of the Company’s and

Intrexon’s common stock, respectively, ending on the date prior to the announcement of the entry into the MD Anderson License, collectively referred to as the License Shares. We and Intrexon also agreed to reimburse MD Anderson for out of pocket expenses for maintaining patents covering the licensed technologies. On January 9, 2015, in order to induce MD Anderson to enter into the MD Anderson License on an accelerated schedule, we and Intrexon entered into our previously disclosed letter agreement, or the MD Anderson Letter Agreement, pursuant to which MD Anderson received consideration of $7.5 million in shares of the our common stock (or 1,597,602 shares) and $7.5 million in shares of Intrexon’s common stock, in each case based on a trailing 20-day volume-weighted average of the closing price of our and Intrexon’s common stock, respectively, ending on the date prior to the MD Anderson Letter Agreement, collectively referred to as the Incentive Shares, if the MD Anderson License was entered into on or prior to 8:00 am Pacific time on January 14, 2015. In partial consideration for and in furtherance of the foregoing transactions, we also entered into a Securities Issuance Agreement, which we refer to as the License Shares Securities Issuance Agreement, another Securities Issuance Agreement, which we refer to as the Incentive Shares Securities Issuance Agreement, and a Registration Rights Agreement, which we refer to as the MD Anderson Registration Rights Agreement, with MD Anderson on January 13, 2015, each of which have been previously disclosed. The License Shares and the Incentive Shares were issued to MD Anderson on March 11, 2015. As a result of the common stock issued to MD Anderson in connection with these transactions, MD Anderson became a beneficial holder of more than five percent of our common stock.

MD Anderson had a pre-existing policy of splitting the net proceeds of certain transactions involving the transfer of intellectual property of MD Anderson with the creators of such intellectual property. In accordance with such policy, if MD Anderson sells all or any portion of the License Shares or the Incentive Shares, a portion of the proceeds of such sale will be first used to pay third party contractual commitments and expenses of MD Anderson, and the remainder of such proceeds shall be allocated 50% to MD Anderson and 50% to the creators of the intellectual property underlying the MD Anderson License, which we refer to as the Creators, one of whom is Dr. Cooper. Pursuant to a memorandum among MD Anderson and the Creators dated March 13, 2015, Dr. Cooper is entitled to approximately 64.8% of such aggregate proceeds allocated to the Creators. The approximate dollar value of this interest depends on a number of factors outside of Dr. Cooper’s control and is not known at this time. Pursuant to an Investment Management Services Agreement with MD Anderson, the University of Texas Investment Management Co., or UTIMCO, an institutional investment advisor, holds the License Shares and the Incentive Shares on behalf of MD Anderson and is authorized to exercise investment discretion and voting power with respect to such shares on behalf of MD Anderson. Accordingly, Dr. Cooper has no voting power, investment power or control over if or when the License Shares or the Incentive Shares will be sold, if ever, or the timing of the receipt of the proceeds, if any, from the sale of such shares.

Voting; Revocability of Proxies

If you have already submitted a proxy to vote your shares, either by returning a completed Proxy Card or voting instruction form or by Internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote. Proxy votes already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked, except that any votes cast for Dr. Lewis will be disregarded because he has resigned from the Board and is no longer standing for re-election.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement.

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy, however please note that simply attending the Annual Meeting will not, by itself, revoke your proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using a proxy card, you may request a proxy card by following the instructions in the Notice. Once you receive the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone from a location in the United States, dial toll-free 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time, on June 16, 2015 to be counted.

•	To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern time, on June 16, 2015 to be counted.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the Notice and Proxy Statement, or contact your broker or bank to request a proxy form.

In addition, you can revoke your proxy at any time before the final vote at the Annual Meeting.

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, First Floor, Boston, Massachusetts 02129.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent and you desire to revoke your proxy, you should follow the instructions provided by your broker or bank.

Other Matters

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares. As of the date of this Supplement, the Company knows of no other matters which are likely to come before the Annual Meeting other than those presented in the Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors,

Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

Boston, Massachusetts

May 15, 2015